                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-K/A


                Current Report Pursuant to Section 13 or 15(d) of
                           the Securities Act of 1934


                Date of Report (Date of Earliest Event Reported)
                                  July 10, 2002


                         General Growth Properties, Inc.
             (Exact name of registrant as specified in its charter)


    Delaware                           1-11656                     42-1283895
    --------                           -------                     ----------
(State or other                      (Commission                (I.R.S. Employer
jurisdiction of                      File Number)                Identification
 incorporation)                                                      Number)


                  110 N. Wacker Drive, Chicago, Illinois 60606
               (Address of principal executive offices) (Zip Code)


                                 (312) 960-5000
                                 --------------
              (Registrant's telephone number, including area code)


                                       N/A
          (Former name or former address, if changed since last report)

ONLY THOSE ITEMS AMENDED ARE REPORTED HEREIN.

     The registrant hereby amends its Current Report on Form 8-K dated July 10, 2002 as follows:


ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

     Listed below are the financial statements, pro forma financial information and exhibits filed as a part of this report:

     (a) Financial Statements of Businesses acquired.

     The combined statements of revenues and certain expenses of the properties owned by Victoria Ward, Limited and the combined statements of revenues and certain expenses of the properties owned by JP Realty, Inc. as listed in the accompanying Index to Financial Statements and Pro Forma Financial Information are filed as part of this Current Report on Form 8-K/A.

     (b) Pro Forma Financial Information.

     The pro forma financial information of General Growth Properties, Inc. (the "Company") listed in the accompanying Index to Financial Statements and Pro Forma Financial Information is filed as part of this Current Report on Form 8-K/A.

     (c) Exhibits.

     See Exhibit Index attached hereto and incorporated herein by reference.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             GENERAL GROWTH PROPERTIES, INC.


                                             By:   /s/ Bernard Freibaum
                                                   -----------------------------
                                                   Bernard Freibaum
                                                   Executive Vice President and
                                                   Chief Financial Officer

Date:  September 20, 2002

                                  EXHIBIT INDEX

EXHIBIT
NUMBER           NAME
-------          ----
2.1              Agreement and Plan of Merger among General Growth Properties, Inc., GGP Limited Partnership, GGP
                 Acquisition, L.L.C., GGP Acquisition II, L.L.C., JP Realty, Inc., and Price Development Company,
                 Limited Partnership, dated as of March 3, 2002.*

4.1              Certificate of Amendment and Restatement of Certificate of Designations, Preferences and Rights
                 creating 8.95% Cumulative Redeemable Preferred Stock, Series B.**

4.2              Certificate of Designations, Preferences and Rights of 8.5% Cumulative Convertible Preferred Stock,
                 Series C.**

4.3              Certificate of Designations, Preferences and Rights of 8.75% Cumulative Redeemable Preferred Stock,
                 Series D.**

4.4              Certificate of Designations, Preferences and Rights of 8.95% Cumulative Redeemable Preferred Stock,
                 Series E.**

4.5              Certificate of Designations, Preferences and Rights of 8.75% Cumulative Redeemable Preferred Stock,
                 Series F.**

4.6              Certificate of Correction of Certificate of Designations, Preferences and Rights of 8.95% Cumulative
                 Redeemable Preferred Stock, Series G.**

10.1             Voting Agreement, dated as of March 3, 2002.*

10.2             Joinder to Voting Agreement, dated as of June 14, 2002.**

10.3             Third Amendment to Second Amended and Restated Agreement of GGP Limited Partnership, dated as of
                 February 15, 2002.**

10.4             Amendment to Second Amended and Restated Agreement of GGP Limited Partnership, dated as of April 24,
                 2002.**

10.5             Fourth Amendment to Second Amended and Restated Agreement of GGP Limited Partnership, dated as of July
                 10, 2002.**

10.6             Redemption Rights Agreement (Common Units), dated July 10, 2002, by and among GGP Limited Partnership,
                 General Growth Properties, Inc. and the persons listed on the signature pages thereof.**

10.7             Redemption Rights Agreement (Series B Preferred Units), dated July 10, 2002, by and among GGP Limited
                 Partnership, General Growth Properties, Inc. and the persons listed on the signature pages thereof.**

23.1             Consent of KPMG LLP.

23.2             Consent of PricewaterhouseCoopers LLP-Independent Accountants.

         * Incorporated by reference to the Company's Current Report on Form 8-K dated March 3, 2002.

         ** Incorporated by reference to the Company's Current Report on Form 8-K dated July 10, 2002.

                        INDEX TO FINANCIAL STATEMENTS AND
                         PRO FORMA FINANCIAL INFORMATION

     The following historical financial statements and pro forma financial information is presented in accordance with Rule 3-14 and Article 11, respectively, of Regulation S-X of the Securities and Exchange Commission. The historical financial statements have been audited only for certain properties acquired and, for such properties, for their respective most recent fiscal year as the transactions relating to the properties acquired (as described in the registrant's Current Report on Form 8-K dated May 28, 2002 and the registrant's Current Report on Form 8-K dated July 10, 2002) are not with related parties and the registrant, after reasonable inquiry, is not aware of any material factors related to the properties not otherwise disclosed that would cause the reported financial information to not be necessarily indicative of future operating results. In accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission, certain unaudited financial information for properties acquired that are not individually significant has also been presented. In addition, as the properties will be directly or indirectly owned by entities that elect to be treated as REITs for Federal income tax purposes, a presentation of estimated taxable operating results is not applicable.

VICTORIA WARD, LIMITED

Independent Auditors' Report.....................................................................................     F-2

Statements of Revenues and Certain Expenses for the Year Ended December 31, 2001
  (audited) and for the Period January 1 to May 27, 2002 (immediately prior to
  acquisition) (Unaudited).......................................................................................     F-3

Notes to Statements of Revenues and Certain Expenses.............................................................     F-4, F-5

JP REALTY, INC.

Report of Independent Accountants................................................................................     F-6

Statements of Revenues and Certain Expenses for the Year Ended December 31,
  2001 and for the Six Months Ended June 30, 2002 (Unaudited)....................................................     F-7

Notes to Statements of Revenues and Certain Expenses.............................................................     F-8, F-9

GENERAL GROWTH PROPERTIES, INC.

Pro Forma Condensed Consolidated Statement of Operations for the Year
  Ended December 31, 2001 (Unaudited)............................................................................     F-10

Notes to Pro Forma Condensed Consolidated Statement of Operations for the
  Year Ended December 31, 2001 (Unaudited).......................................................................     F-11 to F-14

Pro Forma Condensed Consolidated Statement of Operations for the Six
  Months Ended June 30, 2002 (Unaudited).........................................................................     F-15

Notes to Pro Forma Condensed Consolidated Statement of Operations for the
  Six Months Ended June 30, 2002 (Unaudited).....................................................................     F-16 to F-18

Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2002
  (Unaudited)....................................................................................................     F-19, F-20

Notes to Pro Forma Condensed Consolidated Balance Sheet as of June 30,
  2002 (Unaudited)...............................................................................................     F-21, F-22

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholder of Victoria Ward, Limited:

We have audited the accompanying statement of revenues and certain expenses of the properties owned by Victoria Ward, Limited (the "Statement"), as defined in note 1, for the year ended December 31, 2001. This Statement is the responsibility of the management of Victoria Ward, Limited. Our responsibility is to express an opinion on the Statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Statement has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Current Report on Form 8-K/A of General Growth Properties, Inc. Material amounts, as described in note 1(b) to the Statement, that would not be comparable to those resulting from the proposed future operations of the properties owned by Victoria Ward, Limited are excluded and the Statement is not intended to be a complete presentation of the revenues and expenses of the properties owned by Victoria Ward, Limited.

In our opinion, the Statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the properties owned by Victoria Ward, Limited for the year ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.


/s/ KPMG LLP


Honolulu, Hawaii
August 30, 2002

                             VICTORIA WARD, LIMITED
                   STATEMENTS OF REVENUES AND CERTAIN EXPENSES
              YEAR ENDED DECEMBER 31, 2001(AUDITED) AND THE PERIOD
                     JANUARY 1 TO MAY 27, 2002 (UNAUDITED)
                             (DOLLARS IN THOUSANDS)


   The statements of revenues and certain expenses, as shown below, present the summarized results of operations of the properties owned by Victoria Ward, Limited. On May 28, 2002, General Growth Properties, Inc. acquired the stock of Victoria Ward, Limited, a privately held real estate corporation. The principal Victoria Ward assets consist of land in Kakaako, central Honolulu, Hawaii as described in Note 1.

                                                                       Year Ended           Period January 1 to
                                                                      Dec 31, 2001               May 27, 2002
                                                                        (audited)                (unaudited)
                                                                      ------------          -------------------
Revenues:
   Rentals, including real property tax reimbursement from tenants
   of $424 for 2002 and $1,036 for 2001 (note 2)                         $25,395                   $ 9,916
   Common area maintenance reimbursements                                  5,154                     2,191
   Other                                                                     741                       298
                                                                         -------                   -------
Total Revenues                                                            31,290                    12,405

Certain Expenses:
   Property maintenance and operation                                     10,680                     3,227
   Taxes, other than income                                                2,850                     1,631
   Salaries and wages                                                      2,323                     1,477
   Other                                                                     884                       289
                                                                         -------                   -------
Total Certain Expenses                                                    16,737                     6,624

Revenues in excess of certain expenses                                   $14,553                   $ 5,781
                                                                         =======                   =======


The accompanying notes are an integral part of these statements.

                             VICTORIA WARD, LIMITED
                   NOTES TO STATEMENTS OF REVENUES AND CERTAIN
         EXPENSES YEAR ENDED DECEMBER 31, 2001 (AUDITED) AND THE PERIOD
                      JANUARY 1 TO MAY 27, 2002 (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

(1) BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

(a) PROPERTY ACQUIRED

     The accompanying statements of revenues and certain expenses include the operations (see Basis of Presentation below) of the properties owned by Victoria Ward, Limited, acquired by General Growth Properties, Inc. on May 28, 2002 for approximately $250,000, including the assumption of approximately $50,000 of existing debt, substantially all of which was repaid immediately following the closing. The principal Victoria Ward, Limited assets consist of land in Kakaako, central Honolulu, Hawaii, currently improved with, among other uses, an entertainment, shopping, and dining district which includes Ward Entertainment Center, Ward Warehouse, Ward Village, and Village Shops.

(b) BASIS OF PRESENTATION

     The accompanying statements of revenues and certain expenses have been prepared for the purpose of complying with certain rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of the actual operations of the properties owned by Victoria Ward, Limited for the periods presented. Certain items may not be comparable to the future operations of the properties owned by Victoria Ward, Limited. Excluded items consist of interest expense, depreciation and amortization, gain on securities received from demutualization, loss on disposition of rental properties and equipment, federal and state income taxes and other costs not directly related to the future operations of the properties owned by Victoria Ward, Limited.

(c) REVENUE RECOGNITION

     All leases are classified as operating leases. Rental revenue is recognized on a straight-line basis over the term of the individual leases.

(d) USE OF ESTIMATES

     The preparation of the statements of revenues and certain expenses in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the periods presented. Actual results could differ from these estimates.

                             VICTORIA WARD, LIMITED
                   NOTES TO STATEMENTS OF REVENUES AND CERTAIN
         EXPENSES YEAR ENDED DECEMBER 31, 2001 (AUDITED) AND THE PERIOD
                     JANUARY 1, TO MAY 27, 2002 (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

(2) RENTALS UNDER OPERATING LEASES

   Principal operations consist of leasing building space and land to commercial and industrial tenants under operating leases.

Contingent rentals are based upon a percentage of the tenant's gross sales and amounted to approximately $1,778 for the year ended December 31, 2001.

At December 31, 2001, minimum future rental income on noncancelable operating leases is as follows:

Year ending December 31:
2002............................................       $21,197
2003............................................        20,415
2004............................................        15,950
2005............................................        12,108
2006............................................        11,559
Thereafter......................................        61,687

Minimum future rental income does not include amounts which are payable by certain tenants based upon a percentage of their gross sales or as reimbursement of operating expenses.


(3) UNAUDITED INTERIM STATEMENT

   The Statement for the period January 1 to May 27, 2002 is unaudited. In the opinion of management, all significant adjustments necessary for a fair presentation of the Statement for the interim period have been included. The results of operations for the interim period are not necessarily indicative of the results to be expected for the full year of operation.

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholder of JP Realty, Inc.

In our opinion, the Statement of Revenues and Certain Expenses listed in the accompanying index presents fairly, in all material respects, the revenues and certain expenses of the properties owned by JP Realty, Inc. (the "Properties") for the year ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Properties' management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of revenues and certain expenses, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of revenues and certain expenses. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain expenses was prepared for purposes of complying with certain rules and regulations of the Securities and Exchange Commission as described in Note 1 to the statement of revenues and certain expenses and is not intended to be a complete presentation of the revenues and expenses of the Properties.



/s/ PricewaterhouseCoopers LLP

Salt Lake City, Utah
January 30, 2002

                                 JP REALTY, INC.
                   STATEMENTS OF REVENUES AND CERTAIN EXPENSES
                     YEAR ENDED DECEMBER 31, 2001 (AUDITED)
                 AND SIX MONTHS ENDED JUNE 30, 2002 (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

   The Statements of Revenues and Certain Expenses, as shown below, present the summarized results of operations of the properties owned by JP Realty, Inc. On July 10, 2002, General Growth Properties, Inc. (the "Company") the Company acquired JP Realty, Inc., a publicly held real estate investment trust, and its operating partnership subsidiary. JP Realty, Inc. owned or had an interest in 51 properties, including 18 enclosed regional mall centers, 26 anchored community centers, one free-standing retail property and 6 mixed-use commercial/business properties, containing an aggregate of over 15.2 million square feet of gross leaseable area in 10 western states.

                                                                Six Months Ended
                                              Year Ended         June 30, 2002
                                          December 31, 2001        (unaudited)
                                          -----------------     ----------------
Total Revenues                               $144,356               $ 71,325

Expenses:
   Real Estate Taxes                           13,213                  6,494
   Other Property Operating                    30,912                 16,123
   Depreciation and Amortization                   --                     --
                                             --------               --------
Total Expenses                                 44,125                 22,617

Revenues in Excess of Certain Expenses       $100,231               $ 48,708
                                             ========               ========


The accompanying notes are an integral part of these statements.

                                 JP REALTY, INC.
              NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES
                     YEAR ENDED DECEMBER 31, 2001 (AUDITED)
                       AND SIX MONTHS ENDED JUNE 30, 2002
                       (UNAUDITED) (DOLLARS IN THOUSANDS)

1.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

   The Statements of Revenues and Certain Expenses present the summarized results of operations of the properties of JP Realty, Inc. (the "Properties") as described below. On July 10, 2002, the Company acquired JP Realty, Inc., a publicly held real estate investment trust, and its operating partnership subsidiary. JP Realty owned or had an interest in 51 properties, including 18 enclosed regional mall centers, 26 anchored community centers, one free-standing retail property and 6 mixed-use commercial/business properties, containing an aggregate of over 15.2 million square feet of gross leaseable area in 10 western states.

   The accompanying statements have been prepared on the accrual basis of accounting. The statements have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in a current report on Form 8-K/A of the Company. The statements are not intended to be a complete presentation of the revenues and expenses of the Properties for the six-month period ended June 30, 2002 (unaudited) and for the year ended December 31, 2001 as certain expenses, primarily depreciation and amortization expense, interest expense and other costs not directly related to the future operations of the Properties have been excluded.

Revenue Recognition

   Certain minimum rents are recognized monthly based upon amounts which are currently due from tenants, when such amounts are not materially different than recognizing the fixed cash flow over the initial term of the lease using the straight-line method. Certain leases have in lieu rents which cover all rent charges and recoveries and are recorded in minimum rents. All other minimum rents are recognized using the straight-line method. The Properties recognize revenues for Percentage and Overage Rents in the period earned, based upon the accounting guidance issued by Staff Accounting Bulletin No. 101 "Revenue Recognition". Recoveries from tenants for taxes, insurance and other shopping center operating expenses are recognized as revenues in the period the applicable costs are incurred.

Other Property Operating Expenses

   Other property operating expenses represent the direct expenses of operating the Properties including maintenance, repairs, insurance and advertising costs as well as certain general and administrative expenses that are expected to continue in the ongoing operation of the Properties. A provision for doubtful accounts representing that portion of accounts receivable which is estimated to be uncollectible has been included in other property operating expenses. Expenditures for maintenance and repairs are charged to operations as incurred. The Properties are owned by an entity which has elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended. As a result, the Properties are generally not subject to federal income taxation on its income.

Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions of the reported amounts of revenues and certain expenses during the reporting period. Actual results could differ from those estimates.

                                 JP REALTY, INC.
               NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES
                      YEAR ENDED DECEMBER 31, 2001 AND SIX
                           MONTHS ENDED JUNE 30, 2002
                       (UNAUDITED) (DOLLARS IN THOUSANDS)


2.       FUTURE REVENUE RENTALS

   The minimum future rentals based on noncancelable operating leases held as of December 31, are as follows:

         YEARS ENDING
         2002............................................       $ 90,007
         2003............................................         82,907
         2004............................................         75,075
         2005............................................         66,798
         2006............................................         59,099
         Thereafter......................................        285,056

Minimum future rentals do not include amounts which are payable by certain tenants based upon a percentage of their gross sales or as reimbursement of operating expenses.


3.       UNAUDITED INTERIM STATEMENT

   The statement for the six-month period ended June 30, 2002 is unaudited. In the opinion of management, all significant adjustments necessary for a fair presentation of the statement for the interim period have been included. The results of operations for the interim period is not necessarily indicative of the results to be expected for the full year for the operation of the Properties.

                         GENERAL GROWTH PROPERTIES, INC.
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2001
  (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AND PER UNIT AMOUNTS - UNAUDITED)

                                                     HISTORICAL                                                    HISTORICAL
                                                   GENERAL GROWTH        HISTORICAL          HISTORICAL               OTHER
                                                 PROPERTIES, INC.(*)   JP REALTY, INC.  VICTORIA WARD, LIMITED     ACQUISITIONS
                                                 -------------------   ---------------  ----------------------     -----------
Total revenues                                       $   803,709        $   144,356          $    31,290           $    28,230

Expenses:
     Real estate taxes                                    52,200             13,213                2,850                 1,417
     Other property operating                            309,643             30,912               13,887                10,206
     Depreciation and amortization                       145,352                 --                   --                    --
                                                     -----------        -----------          -----------           -----------
Total expenses                                           507,195             44,125               16,737                11,623
                                                     -----------        -----------          -----------           -----------

Operating income                                         296,514            100,231               14,553                16,607

     Interest expense, net                              (209,622)                --                   --                (4,950)

Equity in income of unconsolidated
  affiliates:
     GGP/Homart                                           21,822                 --                   --                    --
     GGP/Homart II                                        23,995                 --                   --                 1,576
     GGP/Teachers                                             --                 --                   --                21,640
     Other joint ventures                                 17,749                 --                   --                    --
                                                     -----------        -----------          -----------           -----------
Income before minority interest                          150,458            100,231               14,553                34,873

Allocations to minority interests                        (40,792)                --                   --                    --
                                                     -----------        -----------          -----------           -----------

Net income                                               109,666            100,231               14,553                34,873
Convertible preferred stock dividends                    (24,467)                --                   --                    --
                                                     -----------        -----------          -----------           -----------

Net income available to common stockholders          $    85,199        $   100,231          $    14,553           $    34,873
                                                     ===========        ===========          ===========           ===========

Weighted average shares outstanding-basic                 52,845
Weighted average shares outstanding-diluted               52,907
Earnings per share-basic                             $      1.61
Earnings per share-diluted                           $      1.61


                                                       TOTAL                                GENERAL GROWTH
                                                     HISTORICAL         PRO FORMA           PROPERTIES, INC.
                                                      COMBINED         ADJUSTMENTS            PRO FORMA
                                                    -----------        -----------         ----------------
Total revenues                                      $ 1,007,585        $    10,008 (a)       $ 1,017,593

Expenses:
     Real estate taxes                                   69,680                 --                69,680
     Other property operating                           364,648                 --               364,648
     Depreciation and amortization                      145,352             29,768 (b)           175,120
                                                    -----------        -----------           -----------
Total expenses                                          579,680             29,768               609,448
                                                    -----------        -----------           -----------

Operating income                                        427,905            (19,760)              408,145

     Interest expense, net                             (214,572)           (63,787)(c)          (278,359)

Equity in income of unconsolidated
  affiliates:
     GGP/Homart                                          21,822             (1,851)(d)            19,971
     GGP/Homart II                                       25,571             (1,630)(a)            23,941
     GGP/Teachers                                        21,640            (19,203)(a)             2,437
     Other joint ventures                                17,749                 --                17,749
                                                    -----------        -----------           -----------
Income before minority interest                         300,115           (106,231)              193,884

Allocations to minority interests                       (40,792)           (23,761)(e)           (64,553)
                                                    -----------        -----------           -----------

Net income                                              259,323           (129,992)              129,331
Convertible preferred stock dividends                   (24,467)                --               (24,467)
                                                    -----------        -----------           -----------

Net income available to common stockholders         $   234,856        $  (129,992)          $   104,864
                                                    ===========        ===========           ===========

Weighted average shares outstanding-basic                                                         52,845
Weighted average shares outstanding-diluted                                                       52,907
Earnings per share-basic                                                                     $      1.98
Earnings per share-diluted                                                                   $      1.98

      (*) Excluding extraordinary items and current effect of accounting change



   The accompanying notes are an integral part of these statements. For alphabetical references, please refer to Note 3-Pro Forma Adjustments.

                         GENERAL GROWTH PROPERTIES, INC.
               NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT
                                  OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2001
  (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AND PER UNIT AMOUNTS - UNAUDITED)


NOTE 1    PRO FORMA BASIS OF PRESENTATION

   This unaudited pro forma condensed consolidated statement of operations of General Growth Properties, Inc. (the "Company") is presented as if (i) the acquisitions made in 2001 (Willowbrook Mall (acquired by GGP/Homart II, L.L.C. as described below) and Tucson Mall) and (ii) the acquisitions made in 2002 (Victoria Ward, Limited, JP Realty, Inc., the properties comprising the GGP-TRS, L.L.C. venture (Clackamas Town Center, Galleria at Tyler, Kenwood Towne Center and Silver City Galleria) (collectively, the "GGP/Teachers' Properties"), Prince Kuhio Plaza (acquired from GGP/Homart, Inc. as described below) and Pecanland
Mall) had all occurred on January 1, 2001. The total pro forma condensed consolidated statement of operations reflects these transactions plus the effect of the joint venture partner with respect to the GGP/Teachers' Properties (as described below). In management's opinion, all adjustments necessary to reflect these transactions have been included. Such pro forma condensed consolidated statement of operations is based upon the historical information of General Growth Properties, Inc., excluding extraordinary items and cumulative effect of accounting change, and the historical information of each of the above-mentioned entities for the year ended December 31, 2001. This unaudited pro forma condensed consolidated statement of operations should be read in conjunction with the Statements of Revenues and Certain Expenses included elsewhere in this report and is not necessarily indicative of what actual results of General Growth Properties, Inc. would have been if such transactions had been completed as of January 1, 2001 nor does it purport to represent the results of operations for future periods.


NOTE 2   ACQUISITIONS

   During March 2001, GGP/Homart II, L.L.C., a joint venture in which the Company has a 50% membership interest, acquired a 100% ownership interest in Willowbrook Mall in Houston, Texas for a purchase price of approximately $145,000. GGP/Homart II, L.L.C. financed the Willowbrook acquisition with a new $102,000 10-year mortgage loan bearing interest at 6.93% per annum and approximately $43,000 in financing proceeds from a new mortgage loan (bearing interest at a rate per annum of LIBOR plus 75 basis points) collateralized by the Stonebriar Centre in Frisco (Dallas), Texas.

   On August 15 2001, GGP-Tucson Mall, L.L.C. ("GGP-Tucson"), a wholly-owned subsidiary of the Company, completed its acquisition of Tucson Mall, a 1.3 million square foot enclosed regional mall in Tucson, Arizona. The aggregate consideration paid by GGP-Tucson for Tucson Mall was approximately $180,000 (subject to prorations and to certain adjustments and payments to be made by GGP-Tucson). The consideration was paid in the form of cash borrowed under the Company's revolving line of credit and an approximately $150,000 short-term floating rate acquisition loan (bearing interest at a rate per annum of LIBOR plus 95 basis points) which was refinanced in December 2001.

                         GENERAL GROWTH PROPERTIES, INC.
               NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT
                                  OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2001
  (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AND PER UNIT AMOUNTS - UNAUDITED)


   On May 28, 2002, the Company acquired the stock of Victoria Ward, Limited, a privately held real estate corporation. The total acquisition price was approximately $250,000, including the assumption of approximately $50,000 of existing debt, substantially all of which was repaid immediately following the closing. The $250,000 total cash requirement was funded from the proceeds of the sale of the Company's investment in marketable securities and from available cash and cash equivalents. The principal Victoria Ward, Limited assets include 65 fee simple acres in Kakaako, central Honolulu, Hawaii, currently improved with, among other uses, an entertainment, shopping and dining district which includes Ward Entertainment Center, Ward Warehouse, Ward Village and Village Shops. In total, Victoria Ward, Limited currently has 17 properties subject to ground leases and 29 owned buildings containing in the aggregate approximately 878,000 square feet of retail space, as well as approximately 441,000 square feet of office, commercial and industrial leaseable area.

   On July 10, 2002, the Company acquired JP Realty, Inc. ("JP Realty"), a publicly held real estate investment trust, and its operating partnership subsidiary, Price Development Company, Limited Partnership ("PDC"). The total acquisition price was approximately $1,100,000 which included the assumption of approximately $460,000 in existing debt and approximately $116,000 of existing preferred operating units. Pursuant to the terms of the agreement, the outstanding shares of JP Realty common stock were converted into $26.10 per share of cash (approximately $431,470). Holders of common units of limited partnership interest in PDC were entitled to receive $26.10 per unit in cash or, at the election of the holder, .522 8.5% Series B Cumulative Preferred Units of limited partnership interest of GGP Limited Partnership (the "Series B Units") (convertible into common units of limited partnership interest of GGP Limited Partnership based on a conversion price of $50 per unit). Based upon the elections of such holders, 1,426,393 Series B Units were issued and the holders of the remaining common units of limited partnership interest of PDC received approximately $23,600 in cash. JP Realty owned or had an interest in 51 properties, including 18 enclosed regional mall centers, 26 anchored community centers, one free-standing retail property and 6 mixed-use commercial/business properties, containing an aggregate of over 15.2 million square feet of gross leaseable area in 10 western states. The cash portion of the acquisition price was funded from the net proceeds of certain new mortgage loans, a new $350,000 acquisition loan, and available cash and cash equivalents. The new acquisition loan bears interest at a rate of per annum of LIBOR plus 150 basis points, provides for periodic principal payments (including from certain refinancing proceeds) and matures in July 2003.

On August 5, 2002 the Company acquired from GGP/Homart, Inc., a joint venture in which the Company has a 50% common stock interest, the Prince Kuhio Plaza in Hilo, Hawaii for approximately $39,000. Prince Kuhio Plaza, which contains approximately 504,000 square feet of gross leaseable area, was acquired by the assumption by the Company of approximately $24,000 of financing and the payment to GGP/Homart, Inc. of $7,500 in cash and $7,500 in the form of a promissory note. Immediately following the acquisition, GGP/Homart, Inc. paid a dividend of $15,000 to its two co-investors, paid in the form of $7,500 in cash to its independent institutional joint venture partner and the $7,500 promissory note to the Company. Upon receipt of the promissory note as a dividend, the Company caused the promissory note to GGP/Homart, Inc. to be cancelled.

                         GENERAL GROWTH PROPERTIES, INC.
               NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT
                                  OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2001
  (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AND PER UNIT AMOUNTS - UNAUDITED)


  On August 26, 2002, the Company formed a new 50/50 joint venture with Teachers' Retirement System of the State of Illinois ("Illinois Teachers"). Upon formation of the new joint venture, GGP-TRS L.L.C. ("GGP/Teachers"), Clackamas Town Center in Portland, Oregon, which was 100% owned by Illinois Teachers, was contributed to the new joint venture. In addition, concurrent with its formation, GGP/Teachers acquired Galleria at Tyler in Riverside, California, Kenwood Towne Centre in Cincinnati, Ohio, and Silver City Galleria in Taunton, Massachusetts, from an institutional investor for an aggregate purchase price of approximately $475,000. An existing $75,000 fixed rate nonrecourse loan on Silver City Galleria, bearing interest at a rate per annum of 7.41 %, was assumed and three new nonrecourse acquisition loans totaling approximately $337,000 were obtained. The new loans bear interest at a weighted average rate per annum of LIBOR plus 76 basis points. The Company's share (approximately $112,000) of the equity of GGP/Teachers was funded by a portion of new unsecured loans that total $150,000 and bear interest at LIBOR plus 100 basis points.

   On September 12, 2002, the Company acquired a 100% ownership interest in Pecanland Mall, in Monroe, Louisiana. The aggregate purchase price was approximately $72,000 which consisted of the assumption of an existing $50,000 mortgage loan bearing interest at 6.5% plus other proceeds from new unsecured loans.

NOTE 3   PRO FORMA ADJUSTMENTS

  (a) Revenues and equity in income of joint ventures

   The adjustments to revenues and equity in income of joint ventures primarily represents the additional interest cost of certain loans related to the acquisitions, the differences in amounts charged and/or allocated to the properties owned by the joint ventures by the previous owners and the fees charged by General Growth Management, Inc. and additional depreciation expense based on the cost of the acquired properties.

  (b) Depreciation and Amortization

   Depreciation and amortization is adjusted to include additional amounts related to the periods from January 1, 2001 to the dates of acquisition for the 2001 acquisitions and for the entire year of 2001 for the acquisitions made in 2002.

  (c) Interest Expense, net

   Interest expense increased due to a combination of debt assumption and increased borrowings. In connection with the acquisitions described above, the Company assumed approximately $538,000 of mortgage debt (excluding the amounts immediately repaid related to the Victoria Ward acquisition) bearing interest at the weighted average rate of 5.38%. The Company also incurred approximately $726,000 of borrowings to fund the cash portion of the acquisitions. The pro forma interest expense on new borrowings was calculated using the interest rates described above and using LIBOR equal to approximately 3.70%.

                         GENERAL GROWTH PROPERTIES, INC.
               NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT
                                  OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2001
  (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AND PER UNIT AMOUNTS - UNAUDITED)


      Since the interest rates on certain of the loans assumed or obtained in conjunction with the acquisitions on based on a spread over LIBOR, the rates will periodically change. If the interest rate on such variable rate loans increase or decrease by 12.5 basis points, the interest expense will increase or decrease by approximately $1,320, including the Company's share of the effect on the unconsolidated affiliates of approximately $217.

  (d) GGP/Homart, Inc.

      Reflects the reduction in the equity in income of GGP/Homart, Inc. due to the acquisition by the Company of Prince Kuhio Plaza.

  (e) Minority Interest

      The pro forma condensed consolidated statement of operations has been adjusted to reflect the allocation of earnings to the minority interests.

                         GENERAL GROWTH PROPERTIES, INC.
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 2002
  (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AND PER UNIT AMOUNTS - UNAUDITED)

                                                                                             HISTORICAL
                                                   HISTORICAL                         VICTORIA WARD, LIMITED       HISTORICAL
                                                 GENERAL GROWTH        HISTORICAL      (THE PERIOD JANUARY 1       OTHER 2002
                                               PROPERTIES, INC.(*)   JP REALTY, INC.      TO MAY 27, 2002)        ACQUISITIONS
                                               -------------------   ---------------  ----------------------      ------------
Total revenues                                      $ 414,729          $  71,325             $  12,405             $   9,230

Expenses:
     Real estate taxes                                 27,534              6,494                 1,631                   374
     Other property operating                         134,128             16,123                 4,993                 2,820
     Depreciation and amortization                     78,564                 --                    --                    --
                                                    ---------          ---------             ---------             ---------
Total expenses                                        240,226             22,617                 6,624                 3,194
                                                    ---------          ---------             ---------             ---------

Operating income                                      174,503             48,708                 5,781                 6,036

     Interest expense, net                            (94,543)                --                    --                (2,309)

Equity in income of unconsolidated
  affiliates:
     GGP/Homart                                         7,949                 --                    --                    --
     GGP/Homart II                                      9,739                 --                    --                    --
     GGP/Teachers                                          --                 --                    --                10,902
     Other joint ventures                              10,557                 --                    --                    --
                                                    ---------          ---------             ---------             ---------
Income before minority interest                       108,205             48,708                 5,781                14,629

Allocations to minority interests                     (29,825)                --                    --                    --
                                                    ---------          ---------             ---------             ---------

Net income                                             78,380             48,708                 5,781                14,629
Convertible preferred stock dividends                 (12,234)                --                    --                    --
                                                    ---------          ---------             ---------             ---------

Net income available to common stockholders         $  66,146          $  48,708             $   5,781             $  14,629
                                                    =========          =========             =========             =========

Weighted average shares outstanding-basic              62,058
Weighted average shares outstanding-diluted            62,193
Earnings per share-basic                            $    1.07
Earnings per share-diluted                          $    1.06


                                                             TOTAL                            GENERAL GROWTH
                                                           HISTORICAL       PRO FORMA        PROPERTIES, INC.
                                                            COMBINED       ADJUSTMENTS          PRO FORMA
                                                           ----------      -----------          ---------
Total revenues                                             $ 507,689        $   4,864 (a)       $ 512,553

Expenses:
     Real estate taxes                                        36,033               --              36,033
     Other property operating                                158,064               --             158,064
     Depreciation and amortization                            78,564           13,300 (b)          91,864
                                                           ---------        ---------           ---------
Total expenses                                               272,661           13,300             285,961
                                                           ---------        ---------           ---------

Operating income                                             235,028           (8,436)            226,592

     Interest expense, net                                   (96,852)         (23,332)(c)        (120,184)

Equity in income of unconsolidated
  affiliates:
     GGP/Homart                                                7,949           (1,193)(d)           6,756
     GGP/Homart II                                             9,739               --               9,739
     GGP/Teachers                                             10,902           (8,023)(a)           2,879
     Other joint ventures                                     10,557               --              10,557
                                                           ---------        ---------           ---------
Income before minority interest                              177,323          (40,984)            136,339

Allocations to minority interests                            (29,825)         (13,770)(e)         (43,611)
                                                           ---------        ---------           ---------

Net income                                                   147,498          (54,770)             92,728
Convertible preferred stock dividends                        (12,234)              --             (12,234)
                                                           ---------        ---------           ---------

Net income available to common stockholders                $ 135,264        $ (54,770)          $  80,494
                                                           =========        =========           =========

Weighted average shares outstanding-basic                                                          62,058
Weighted average shares outstanding-diluted                                                        62,193
Earnings per share-basic                                                                        $    1.30
Earnings per share-diluted                                                                      $    1.29

      (*) Excluding extraordinary items


   The accompanying notes are an integral part of these statements. For alphabetical references, please refer to Note 3-Pro Forma Adjustments.

                         GENERAL GROWTH PROPERTIES, INC.
               NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT
                                  OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 2002
  (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AND PER UNIT AMOUNTS - UNAUDITED)

NOTE 1   PRO FORMA BASIS OF PRESENTATION

   This unaudited pro forma condensed consolidated statement of operations of General Growth Properties, Inc. ("the Company") is presented as if the acquisitions made in 2002 (Victoria Ward, Limited, JP Realty, Inc., the properties comprising of the GGP-TRS, L.L.C. venture (Clackamas Town Center, Galleria at Tyler, Kenwood Towne Centre and Silver City Galleria) (collectively, the "GGP/Teachers' Properties"), Prince Kuhio Plaza (acquired from GGP/Homart, Inc. as described below) and Pecanland Mall) had all occurred on January 1, 2001. The total pro forma condensed consolidated statement of operations reflects these transactions plus the effect of the joint venture partnership with respect to the GGP/Teachers' Properties (as described below). In management's opinion, all adjustments necessary to reflect these transactions have been included. Such pro forma condensed consolidated statement of operations is based upon the historical information of General Growth Properties, Inc., excluding extraordinary items, and the historical information of each of the above-mentioned entities from January 1 to May 27, 2002 (immediately prior to acquisition) for Victoria Ward, Limited and for the six months ended June 30, 2002 for the remaining properties. This unaudited pro forma condensed consolidated statement of operations should be read in conjunction with the "Statements of Revenues and Certain Expenses" included elsewhere in this report and is not necessarily indicative of what actual results of General Growth Properties, Inc. would have been assuming such transactions had been completed as of January 1, 2001 nor does it purport to represent the results of operations for future periods.

NOTE 2   ACQUISITIONS

   On May 28, 2002, the Company acquired the stock of Victoria Ward, Limited, a privately held real estate corporation. The total acquisition price was approximately $250,000, including the assumption of approximately $50,000 of existing debt, substantially all of which was repaid immediately following the closing. The $250,000 total cash requirement was funded from the proceeds of the sale of Company's investment in marketable securities and from available cash and cash equivalents. The principal Victoria Ward, Limited assets include 65 fee simple acres in Kakaako, central Honolulu, Hawaii, currently improved with, among other uses, an entertainment, shopping and dining district which includes Ward Entertainment Center, Ward Warehouse, Ward Village and Village Shops. In total, Victoria Ward, Limited currently has 17 properties subject to ground leases and 29 owned buildings containing in the aggregate approximately 878,000 square feet of retail space, as well as approximately 441,000 square feet of office, commercial and industrial leaseable area.

   On July 10, 2002, the Company acquired JP Realty, Inc. ("JP Realty"), a publicly held real estate investment trust, and its operating partnership subsidiary, Price Development Company, Limited Partnership ("PDC"). The total acquisition price was approximately $1,100,000 which included the assumption of approximately $460,000 in existing debt and approximately $116,000 of existing preferred operating units. Pursuant to the terms of the agreement, the outstanding shares of JP Realty common stock were converted into $26.10 per share of cash (approximately $431,470). Holders of common units of limited partnership interest in PDC were entitled to receive $26.10 per unit in cash or, at the election of the holder, .522 8.5% Series B Cumulative Preferred Units of limited partnership interest of GGP Limited Partnership (the "Series B Units") (convertible into common units of limited partnership interest of GGP Limited Partnership based on a conversion price of $50 per unit). Based upon the elections of such holders, 1,426,393 Series B Units were issued and the holders of the remaining common units of limited partnership interest of PDC received approximately $23,600 in cash.

                         GENERAL GROWTH PROPERTIES, INC.
               NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT
                                  OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 2002
  (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AND PER UNIT AMOUNTS - UNAUDITED)

JP Realty owned or had an interest in 51 properties, including 18 enclosed regional mall centers, 26 anchored community centers, one free-standing retail property and 6 mixed-use commercial/business properties, containing an aggregate of over 15.2 million square feet of GLA in 10 western states. The cash portion of the acquisition price was funded from the net proceeds of certain new mortgage loans, a new $350,000 acquisition loan, and available cash and cash equivalents. The new acquisition loan bears interest at a rate of per annum of LIBOR plus 150 basis points, provides for periodic principal payments (including from certain refinancing proceeds) and matures in July 2003.

   On August 5, 2002 the Company acquired from GGP/Homart, Inc., a joint venture in which the Company has a 50% common stock interest, the Prince Kuhio Plaza in Hilo, Hawaii for approximately $39,000. Prince Kuhio Plaza, which contains approximately 504,000 square feet of gross leaseable area, was acquired by the assumption by the Company of approximately $24,000 of financing and the payment to GGP/Homart, Inc., of $7,500 in cash and $7,500 in the form of a promissory note. Immediately following the acquisition, GGP/Homart, Inc. paid a dividend of $15,000 to its two co-investors, paid in the form of $7,500 in cash to its independent institutional joint venture partner and the $7,500 promissory note to the Company. Upon receipt of the promissory note as a dividend, the Company caused the promissory note to GGP/Homart, Inc. to be cancelled.

   On August 26, 2002, the Company formed a new 50/50 joint venture with Teachers' Retirement System of the State of Illinois ("Illinois Teachers"). Upon formation of the new joint venture, GGP-TRS L.L.C. ("GGP/Teachers"), Clackamas Town Center in Portland, Oregon, which was 100% owned by Illinois Teachers, was contributed to the new joint venture. In addition, concurrent with its formation, GGP/Teachers acquired Galleria at Tyler in Riverside, California, Kenwood Towne Centre in Cincinnati, Ohio, and Silver City Galleria in Taunton, Massachusetts, from an institutional investor for an aggregate purchase price of approximately $475,000. An existing $75,000 fixed rate nonrecourse loan on Silver City Galleria, bearing interest at a rate per annum of 7.41%, was assumed and three new nonrecourse acquisition loans totaling approximately $337,000 were obtained. The new loans bear interest at a weighted average rate of LIBOR plus 76 basis points. General Growth's share (approximately $112,000) of the equity of GGP/Teachers was funded by primarily by a portion of new unsecured loans that total $150,000 and bear interest at LIBOR plus 100 basis points.

   On September 12, 2002, the Company acquired a 100% ownership interest in Pecanland Mall, in Monroe, Louisiana. The aggregate purchase price was approximately $72,000 which consisted of the assumption of an existing $50,000 mortgage loan bearing interest at 6.5% plus other proceeds from new unsecured loans.


NOTE 3   PRO FORMA ADJUSTMENTS

  (a) Revenues and equity in income of joint ventures

   The adjustments to revenues and equity in income of joint ventures primarily represents the additional interest cost of certain loans related to the acquisitions, the differences in amounts charged and/or allocated to the properties owned by the joint ventures by the previous owners and the fees charged by General Growth Management, Inc. and additional depreciation expense based on the cost of the acquired properties.

                         GENERAL GROWTH PROPERTIES, INC.
               NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT
                                  OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 2002
  (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AND PER UNIT AMOUNTS - UNAUDITED)


  (b) Depreciation and Amortization

      Depreciation and amortization is adjusted to include additional amounts related to the six months ended June 30, 2002 for the acquisitions made in 2002.

  (c) Interest Expense, net

      Interest income has been reduced by the interest income earned on the marketable securities held by the Company which were used to fund a portion of the acquisition costs of the properties. Interest expense increased due to a combination of debt assumption and increased borrowings. In connection with the acquisitions described above, the Company assumed $538,000 of mortgage debt (excluding the amounts immediately repaid related to the Victoria Ward acquisition) bearing interest at the weighted average rate of 5.38%. The Company also issued approximately $576,000 of borrowings to fund the cash portion of the acquisitions. The pro forma interest expense on new borrowings was calculated using the interest rates described above and LIBOR equal to approximately 1.85%.

      Since the interest rates on certain of the loans assumed or obtained in conjunction with the acquisitions on based on a spread over LIBOR, the rates will periodically change. If the interest rate on such variable rate loans increase or decrease by 12.5 basis points, the interest expense will increase or decrease by approximately $602, including the Company's share of the effect on the unconsolidated affiliates of approximately $105.


  (d) GGP/Homart, Inc.

      Reflects the reduction in the equity in income of GGP/Homart, Inc. due to the acquisition by the Company of Prince Kuhio Plaza.

  (e) Minority Interest

      The pro forma condensed consolidated statement of operations has been adjusted to reflect the allocation of earnings to the minority interests.

                         GENERAL GROWTH PROPERTIES, INC.
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                  JUNE 30, 2002
  (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AND PER UNIT AMOUNTS - UNAUDITED)

                                        HISTORICAL                        HISTORICAL       TOTAL                    GENERAL GROWTH
                                      GENERAL GROWTH     HISTORICAL       OTHER 2002     HISTORICAL     PRO FORMA   PROPERTIES, INC.
                                     PROPERTIES, INC.  JP REALTY, INC.   ACQUISITIONS     COMBINED     ADJUSTMENTS      PRO FORMA
                                     ----------------  ---------------   ------------   -----------    -----------     -----------
Investment in real estate:

 Land                                $        810,848   $      110,439   $      7,121   $   928,408   $   184,811(a)   $ 1,113,219
 Building and equipment                     4,541,096          833,460         79,950     5,454,506        32,479(a)     5,486,985
                                     ----------------   --------------   ------------   -----------   -----------      -----------
                                            5,351,944          943,899         87,071     6,382,914       217,290        6,600,204
 Less accumulated depreciation               (700,526)        (193,107)        (9,270)     (902,903)      202,377(d)      (700,526)
                                     ----------------   --------------   ------------   -----------   -----------      -----------
                                            4,651,418          750,792         77,801     5,480,011       419,667        5,899,678
 Development in progress                       80,017            3,683             46        83,746            --           83,746
                                     ----------------   --------------   ------------   -----------   -----------      -----------
    Net property and equipment              4,731,435          754,475         77,847     5,563,757       419,667        5,983,424
 Investment in GGP/Homart                     208,675               --             --       208,675       (19,280)(c)      189,395
 Investment in GGP/Homart-II                  143,991               --             --       143,991            --          143,991
 Investment in GGP/Teachers                        --               --             --            --       111,842(h)       111,842
 Investment in other joint ventures           256,772               --             --       256,772            --          256,772
                                     ----------------   --------------   ------------   -----------   -----------      -----------
    Net investment in real estate           5,340,873          754,475         77,847     6,173,195       512,229        6,685,424

 Cash                                          79,166           10,849            439        90,454            --           90,454
 Tenant accounts receivable, net               97,856           10,675            956       109,487        (6,315)(d)      103,172
 Deferred expenses, net                       103,912            7,881          2,731       114,524        (7,881)(d)      106,643
 Notes receivable                                  --            2,017             --         2,017           (13)(d)        2,004
 Prepaid and other assets                      35,485            4,967            605        41,057          (108)(d)       40,949
                                     ----------------   --------------   ------------   -----------   -----------      -----------
TOTAL ASSETS                         $      5,657,292   $      790,864   $     82,578   $ 6,530,734   $   497,912      $ 7,028,646
                                     ================   ==============   ============   ===========   ===========      ===========

                         GENERAL GROWTH PROPERTIES, INC.
            PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET-CONTINUED
                                  JUNE 30, 2002
  (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AND PER UNIT AMOUNTS - UNAUDITED)

                                                      HISTORICAL                           HISTORICAL
                                                   GENERAL GROWTH        HISTORICAL        OTHER 2002
                                                   PROPERTIES, INC.    JP REALTY, INC.    ACQUISITIONS
                                                   ----------------    ---------------    ------------
Mortgage notes and other debt payable                $ 3,360,655        $        --        $    74,035
Distributions payable                                     63,683                 --                 --
Network discontinuance reserve                             4,582                 --                 --
Accounts payable and accrued expenses                    100,275             19,655              1,388
                                                     -----------        -----------        -----------
      TOTAL LIABILITIES                                3,529,195             19,655             75,423


Minority interest:
      Preferred Units                                    240,000            112,327                 --
      Common Units                                       368,215             28,452                 --

Preferred stock                                          337,500                 --                 --
Common stock - par value                                   6,221                  2                 --
Additional paid-in capital                             1,538,654            239,896                 --
Retained earnings (accumulated deficit)                 (344,526)           390,532              7,155
Notes receivable-common stock purchase                    (8,971)                --                 --
Accumulated other comprehensive gains (losses)            (8,996)                --                 --
                                                     -----------        -----------        -----------
Total                                                $ 5,657,292        $   790,864        $    82,578
                                                     ===========        ===========        ===========


                                                         TOTAL                               GENERAL GROWTH
                                                       HISTORICAL         PRO FORMA          PROPERTIES, INC.
                                                        COMBINED         ADJUSTMENTS             PRO FORMA
                                                      -----------        -----------         ----------------
Mortgage notes and other debt payable                 $ 3,434,690        $ 1,045,653 (b),(d)   $ 4,480,343
Distributions payable                                      63,683                 --                63,683
Network discontinuance reserve                              4,582                 --                 4,582
Accounts payable and accrued expenses                     121,318              1,566 (d)           122,884
                                                      -----------        -----------           -----------
      TOTAL LIABILITIES                                 3,624,273          1,047,219             4,671,492


Minority interest:
      Preferred Units                                     352,327             74,743 (e)           427,070
      Common Units                                        396,667            (26,758)(g)           369,909

Preferred stock                                           337,500                 --               337,500
Common stock - par value                                    6,223                 (2)(f)             6,221
Additional paid-in capital                              1,778,550           (239,896)(f)         1,538,654
Retained earnings (accumulated deficit)                    53,161           (357,394)(i)          (304,233)
Notes receivable-common stock purchase                     (8,971)                --                (8,971)
Accumulated other comprehensive gains (losses)             (8,996)                --                (8,996)
                                                      -----------        -----------           -----------
Total                                                 $ 6,530,734        $   497,912           $ 7,028,646
                                                      ===========        ===========           ===========

      The accompanying notes are an integral part of these statements. For alphabetical references, please refer to Note 2-Pro Forma Adjustments.

                         GENERAL GROWTH PROPERTIES, INC.
             NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                  JUNE 30, 2002
  (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AND PER UNIT AMOUNTS - UNAUDITED)


NOTE 1   PRO FORMA BASIS OF PRESENTATION

   This unaudited condensed consolidated balance sheet is presented as if (i) the acquisitions made in 2002 subsequent to June 2002 (JP Realty, Inc. the properties comprising the GGP-TRS, L.L.C. ("GGP/Teachers") venture (Clackamas Town Center, Galleria at Tyler, Kenwood Towne Centre and Silver City Galleria), Prince Kuhio Plaza and Pecanland Mall, had all occurred on June 30, 2002. In management's opinion, all adjustments necessary to reflect these transactions have been included.

    The cost of the acquired assets and assumed liabilities described in this Form 8-K/A are based on their respective fair values. The aggregate fair value of the assets acquired and liabilities assumed in the purchases were approximately $1,325,000 and $580,000, respectively. The purchase allocation adjustments made in connection with the development the unaudited pro forma condensed consolidated financial statements are based on the information available at this time. Subsequent adjustments and refinements to the allocation may be made based on additional information.

                                                                TOTAL                          GENERAL GROWTH
                                                              HISTORICAL       PRO FORMA      PROPERTIES, INC.
                                                               COMBINED        ADJUSTMENTS       PRO FORMA
                                                              ----------       -----------    ----------------
NOTE 2    PRO FORMA ADJUSTMENTS

(a) Investment in Real Estate
     Asset additions are as follows:
          Prince Kuhio and Pecanland acquisitions .....       $   87,071       $   23,572       $  110,643
          JP Realty,Inc ...............................          943,899          193,718        1,137,617
                                                              ----------       ----------       ----------
                                                              $1,030,970       $  217,290       $1,248,260
                                                              ==========       ==========       ==========

      Allocated to:
            Land ......................................       $  117,560       $  184,811       $  302,371
            Buildings and equipment ...................          913,410           32,479          945,889
                                                              ----------       ----------       ----------
                                                              $1,030,970       $  217,290       $1,248,260
                                                              ==========       ==========       ==========

(b) Mortgage Notes and other Debt Payable
      Additional debt related to the acquisitions:
            JP Realty, Inc. acquisition loan ..........                        $  350,000
            JP Realty, Inc. assumed debt...............                           463,000
            GGP/Teachers acquisition loans ............                           150,000
            New mortgage loans for JP Realty, Inc.
               and Pecanland acquisitions .............                            76,000
                                                                               ----------
                                                                               $1,039,000
                                                                               ==========

                         GENERAL GROWTH PROPERTIES, INC.
             NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                  JUNE 30, 2002
 (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE AND PER UNIT AMOUNTS, - UNAUDITED)


(c) Reflect reduction in investment in GGP/Homart, Inc. for Prince Kuhio acquisition by the Company.

(d) Adjustments in other assets and liabilities to reflect acquisitions at their fair market value.

                                                                           TOTAL                    GENERAL GROWTH
                                                                        HISTORICAL     PRO FORMA    PROPERTIES, INC.
                                                                         COMBINED     ADJUSTMENTS      PRO FORMA
                                                                        ----------    -----------   ----------------
(e) Preferred Units of minority interest
     Preferred Price Development Company
      Units assumed for a portion of the
        JP Realty, Inc. acquisition cost (and reflected
         at liquidation value) ...................................       $112,327       $  3,423       $115,750
     Existing GGP Limited Partnership
     Preferred Units .............................................        240,000             --        240,000

     Preferred GGP Limited Partnership
      Units issued for a portion
        of the JP Realty, Inc. acquisition cost ..................             --         71,320         71,320
                                                                         --------       --------       --------
     Total Preferred Units .......................................       $352,327       $ 74,743       $427,070
                                                                         ========       ========       ========

(f) Reflect redemption of JP Realty, Inc. common stock

(g) Common Units of Price Development Company assumed for a portion of the JP
      Realty, Inc. acquisition cost.

(h) Reflect the Company's equity investment in GGP/Teachers.

(i) Reflect net effect on retained earnings (accumulated deficit) of all pro forma adjustments.